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                                                                    Exhibit 10.1

                                   ALLEN CHAO
                     SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

         This SENIOR EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated as of May 29, 1995 by and between Allen Chao ("Employee") and Watson
Pharmaceuticals, Inc. ("Company"). In consideration of the mutual covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

      1. Employment. Company hereby agrees to employ Employee on the terms and conditions set forth below for a term commencing effective as of May 29, 1995 and terminating on May 31, 2000, unless sooner terminated or further extended as herein provided (as the same may be terminated or extended, the "Term"), and Employee accepts such employment.


      2. Position. Subject to the control and direction of Company's Board of Directors ("Board"), Employee shall perform all reasonable duties and services incident to his position as Chief Executive Officer of Company and such other reasonable offices, duties and services of an executive nature as may from time to time be assigned to him by the Board.


      3. Loyalty. Employee agrees that during the period of his employment he will devote his full time and attention during regular business hours to the business and affairs of Company and its affiliates and will not, without the prior permission of the Board, engage in any other business enterprise which requires the personal time or attention of Employee. The foregoing shall not prevent the purchase, ownership or sale by Employee of investments or securities of any business which is not competitive and does not have any business relations with Company or any affiliate of Company, provided the time or attention devoted to such activities does not interfere with the performance of his duties hereunder. Employee further agrees that during the period of his employment he will accept such directorships, executive offices and committee memberships in Company and its affiliates to which he may from time to time be elected and will perform and render the duties and the services incidental thereto.


      4. Compensation. For the full, prompt and faithful performance of all of the duties and services to be performed by Employee hereunder, Company agrees to pay, and Employee agrees to accept, the amounts set forth below:

             (a) Base Salary. During the Term, Employee shall receive a minimum, annual base salary in the gross amount of $300,000 per year, subject to such increases as the Board or its Compensation Committee may, in its sole discretion, from time to time determine ("Base Salary"). Employee's Base Salary shall be payable (minus all lawful deductions) in accordance with Company's policies regarding payment of salary to senior executive employees.

             (b) Benefits. Employee shall also receive such other fringe benefits as are made available to Company's senior executives generally. In addition, Employee may participate in any retirement, profit sharing, incentive, insurance, major medical, health and hospitalization or similar benefits which may at any time be available to Company's senior executives and employees. Employee's participation, including eligibility and level of benefits, in all benefit programs shall be controlled by plan documents, where applicable, or Company's policies, practices and procedures where no plan documents exist.

             (c) Expenses. Company agrees to reimburse Employee for all reasonable expenses incurred by him in rendering the services provided for hereunder in accordance with its policies and practices regarding expense reimbursement then in effect.
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             (d)       Vacation.  Employee shall be entitled to reasonable
vacations in accordance with Company's policies applicable to its senior executives generally, which shall be taken at such time or times as shall be mutually determined by Company and Employee. The minimum to which Employee will be entitled is two weeks vacation for each twelve (12) month period Employee is employed by Company; unused vacation time shall be accumulated and not lost.

             (e) Bonus. If corporate earnings for the calendar year 1995 are at least $1.08 per share, but less than $1.10 per share, the bonus for 1995 shall be $50,000 ("Bonus"). If corporate earnings for the calendar year 1995 are at least $1.10 per share, but less than $1.14 per share, the Bonus for 1995 shall be $75,000. If corporate earnings for the calendar year 1995 are at least $1.14 per share, but less than $1.20 per share, the Bonus for 1995 shall be $100,000. If corporate earnings for the calendar year 1995 are at least $1.20 per share, but less than $1.26 per share, the Bonus for 1995 shall be $125,000. If corporate earnings for the calendar year 1995 are at least $1.26 per share, the Bonus for 1995 shall be $150,000. Employee shall receive a Bonus in future years during the Term, the amount and conditions of which are to be determined by the Board or its Compensation Committee. Any Bonus shall be payable (minus lawful deductions) in accordance with Company's policies regarding payment of bonuses to senior executive officers generally.

             (f) Stock Options. Employee shall receive a stock option grant under the Watson Pharmaceuticals, Inc. 1991 Stock Option Plan of 50,000 option shares on the effective date of the merger between CIRCA Pharmaceuticals, Inc. and Gum Acquisition Corp., a wholly owned subsidiary of the Company (the "CIRCA Merger"), 100,000 option shares on the first anniversary of the closing of the CIRCA Merger, and 50,000 option shares on the second anniversary of the closing of the CIRCA Merger, to be exercisable at a price equal to the fair market value of Company's stock on the date of the grant. Such options shall vest ratably over a five-year period, subject to certain change-of-control provisions contained in the option agreement(s). If the CIRCA Merger does not become effective for any reason, the forgoing grant shall be null and void. Employee may receive any such additional stock option grants during the Term as are determined by the Compensation Committee of the Board in accordance with its policies regarding stock option grants to senior executives generally.


      5. Termination by Company. Company may terminate this Agreement and Employee's employment as follows:

             (a) In the event of the death of Employee during the Term, this Agreement shall terminate as of the date of death, and Company agrees to pay to the estate of Employee Employee's Base Salary then unpaid through his last day worked and a pro rata portion of the any incentive compensation to which Employee may be entitled pursuant to paragraph 4(b) above, computed up to the end of the month in which death occurred.

             (b) In the event that Employee shall, because of physical or mental illness or incapacity, be unable to perform the duties and services to be performed by him under paragraphs 2 and 3 above for a consecutive period of more than six (6) months ("Disability"), Company shall not be obligated to pay the cash compensation of Employee during the period of illness or incapacity in excess of six (6) months and may terminate this Agreement after the expiration of such six (6) month period by written notice to Employee. Unless and until Company shall terminate Employee's employment as permitted by this paragraph, Company shall continue to pay Employee the cash compensation and fringe benefits provided under this Agreement, if any, pro rated to the date of such termination.

             (c) Termination for Cause. Company may terminate Employee's employment for Cause. In the event Company elects to terminate Employee's employment for Cause, Company will pay Employee only his then current base salary then unpaid, computed to the Date of Termination. "Cause" shall mean termination upon:





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                       (i)         The willful and continued failure by
Employee to substantially perform his reasonable duties as a principal executive officer of Company;

                       (ii) The willful engaging by Employee in gross misconduct which is materially injurious to Company, monetarily or otherwise; or

                       (iii) The material and willful violation of a federal or state law or regulation applicable to the business of Company. No act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without a reasonable belief that the act or omission was in Company's best interest.

             (d) Company Notice of Termination. Any purported termination by Company shall be communicated by written Notice of Termination to Employee.

                       (i) For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

                       (ii) For purposes of this Agreement, "Date of Termination" shall mean:

                                   (A)      If Employee's employment is
      terminated for Disability, thirty (30) days after the date on which a Notice of Termination is given; and

                                   (B)      if Employee's employment is
      terminated for Cause, the date specified in the Notice of Termination;

provided that, if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined either by mutual written agreement of the parties or by a binding and final arbitration award or by a final judgment.

             (e) Benefit Continuation. If Employee's employment by the Corporation shall be terminated by Company for Disability or Retirement, Company hereby agrees that, to the extent it may legally do so, it will afford Employee coverage under its major medical plan after he ceases being an employee of Company provided that he makes the contributions called for by such plan and is not employed by another entity offering major medical plan coverage to its employees. Company agrees that any improvements made to its major medical plan will be made available to Employee on the same basis as made available to the other participants therein. Nothing contained herein will be deemed to require Company to maintain or improve its major medical plan as it is presently in effect; provided, however, that Company hereby agrees not to make any changes therein which would reduce the benefits available thereunder to Employee disproportionately to the reduction in benefits available to others thereunder.


      6. Termination by Employee. Employee may terminate this Agreement and his employment as follows:

             (a) Retirement. Termination of Employee's employment based on "Retirement" shall mean termination in accordance with Company's retirement policy, including early retirement, generally applicable to its salaried employees.

             (b) Resignation. In the event Employee resigns his employment other than for "Good Reason"





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as defined below, Company shall only be responsible for paying Employee Base
Salary and fringe benefits through Employee's last day worked.

             (c) Termination for Good Reason. Termination by Employee of his employment for "Good Reason" shall mean a termination, subsequent to a Change in Control (as defined below), based on the occurrence, without Employee's express written consent, of any of the following events:

                       (i) Any reduction by Company in Employee's Base Salary as in effect immediately prior to the Change in Control;

                       (ii) The failure by Company to continue any incentive or bonus plans or arrangements in which Employee is entitled to participate at the time of the Change in Control, as the same may be modified from time to time (collectively, the "Incentive Plans"), or the failure by Company to continue Employee as a participant in the Incentive Plans on at least the same basis as Employee participates in the Incentive Plans at the time of the Change in Control; provided, however, that the amendment, modification or termination of any Incentive Plan as in effect at the time of a Change in Control on a basis which does not discriminate against Employee, or a class of employees of which Employee is a member (as opposed to all participants in such Incentive Plan), shall not constitute "Good Reason" for the termination by Employee of his employment pursuant to the terms of this paragraph 6(c);

                       (iii) The assignment to Employee of any duties inconsistent with his positions, duties, responsibilities and status with Company immediately prior to the Change in Control, or any material change in Employee's reporting responsibilities, titles or offices as in effect immediately prior to the Change in Control;

                       (iv) A requirement to relocate, except for office relocations that would not increase Employee's one-way commute distance by more than twenty five (25) miles from the most recent principal residence selected by Employee prior to notice of relocation and except for required travel on Company business if such travel is substantially consistent with Employee's business travel obligations at the time of the Change in Control;

                       (v) The failure by Company to continue in effect any benefit or compensation plan or arrangement, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, medical, health, dental, accident and disability plan in which Employee is participating at the time of the Change in Control, or plans providing Employee with substantially similar benefits (collectively, the "Benefit Plans"), or the taking of any action by Company which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such Benefit Plans; provided, however, that the amendment, modification or termination of any Benefit Plan as in effect at the time of a Change in Control on a basis which does not discriminate against Employee, or a class of employees of which Employee is a member (as opposed to all participants in such Benefit Plan), shall not constitute "Good Reason" for the termination by Employee of his employment pursuant to the terms of this paragraph 6(c);

                       (vi) The taking of any action by Company which would deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control, which fringe benefits, individually or in the aggregate, have an annual value of $25,000 or more, or the failure by Company to provide Employee with the number of paid vacation days to which he is entitled in accordance with Company's normal vacation policy in effect at the time of the Change in Control; provided, however, that a modification to Company's vacation policy as in effect at the time of a Change in Control on a basis which does not discriminate against Employee, or a class of employees of which Employee is a member (as opposed to all employees), shall not constitute "Good Reason" for the termination by Employee of his employment pursuant to the terms of this paragraph 6(c);





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                       (vii)       Any material breach by Company of any
provision of this Agreement;

                       (viii) The failure by Company to obtain the assumption of this Agreement by any successor or assign of Company; or

                       (ix) Any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 5(d) above and, for purposes of this Agreement, no such purported termination shall be effective.

             (d) Employee Notice of Termination. Employee may terminate his employment by Company for any reason whatsoever, including for Good Reason, by giving written notice of such termination ("Executive Notice") to Company.

                       (i) The date of termination of employment pursuant to this paragraph 6(d) shall be the earlier of

                               (A)      The date, following the date of the
      Executive Notice, upon which a suitable replacement is found by Company, or

                               (B)      Ninety (90) days after the date on
      which the Executive Notice is given.

                       (ii) In the event Employee elects to terminate his employment other than for Good Reason, Company will pay Employee the following that would have been payable to Employee during or for the period following the date of the Executive Notice (the "Executive Notice Period"), as the case may be, as if such termination had not occurred:

                               (A)      Employee's then current Base Salary; and

                               (B)      All other benefits set forth in
      paragraph 4 above pro-rated to Employee's termination date.

                       (iii) In the event Employee voluntarily terminates his employment (other than by reason of his Retirement) without giving Company the Executive Notice, then, in such event, Employee will not be entitled to receive the compensation and benefits applicable to the Executive Notice Period and is entitled to no Base Salary or benefits beyond his last day worked.

             (e) Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

                       (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the securities Exchange Act of 1934, as amended [the "Exchange Act"]) (collectively, a "person") of Beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of twenty (20%) percent or more of the then outstanding shares of common stock of Company (collectively, the "Outstanding Common Stock"); provided, however, that the following shall not constitute a Change of Control:

                               (A)      Any acquisition directly from Company
      (excluding an acquisition by virtue of the exercise of a conversion privilege);

                               (B)      Any acquisition by an Underwriter
      (as such term is defined in Section 2(11) of the Securities Act of 1933, as amended) for the purpose of making a public offering;





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                                   (C)      Any acquisition by Company; or

                                   (D)       Any acquisition by any employee
      benefit plan (or related trust) sponsored or maintained by Company or any corporation controlled by Company;

                       (ii) The liquidation of all or substantially all of the assets of Company; or

                       (iii)       If within two (2) years of:

                                   (A)       The completion of a tender offer
      or exchange offer for the voting stock of Company (other than a tender offer or exchange offer by Company) or a proxy contest in connection with the election of members of the Board;

                                   (B)       A merger, consolidation, transfer
      or sale of twenty percent (20%) of the book value of the gross assets of Company measured at the time of such merger, consolidation, transfer or sale in one (1) or more transactions;

                                   (C)      The acquisition by any person,
      directly or indirectly, of the Beneficial Ownership of securities of Company representing twenty percent (20%) of the Outstanding Common Stock; or

                                   (D)      Any combination of the foregoing;

Dr. Allen Chao is not a member of the Board and a majority of the Board shall not consist of:

                                        (I)             Persons who were
             directors of Company on the effective date of the CIRCA Merger; or

                                        (II)            Persons who were
             elected or nominated for election as directors with the approval of a majority of the persons referred to in paragraph 6(e)(iii)(D)(I) above or persons theretofore elected in accordance with this paragraph 6(e)(iii)(D)(II).

             (f) CIRCA Merger. Notwithstanding any provision in this Agreement to the contrary, the CIRCA Merger shall not be deemed to be a Change in Control.

      7.     Severance Benefits.

             (a) When Payable. If any of the events described in paragraph 6(e) above constituting a Change in Control shall have occurred, Employee shall be entitled to the benefits provided in paragraph 7(b) below upon the subsequent termination of his employment unless such termination is:

                       (i)         By reason of Employee's death;

                       (ii)        By reason of Employee's Retirement;

                       (iii)       By Company for Cause;

                       (iv)        By reason of Employee's Disability; or

                       (v)         By Employee other than for Good Reason.





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      (b)    Amount.  If, subsequent to a Change in Control, Employee's employment shall be terminated by Company (other than for Cause, Disability, Retirement or death) or by Employee for Good Reason, then Employee shall be entitled to the following benefits (collectively, the "Severance Benefits"):

                       (i) Company shall pay Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or during the twelve (12) months preceding the time Notice of Termination is given, whichever is greater, plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has not yet been awarded or paid to Employee under any Incentive Plan;

                       (ii) Company shall pay Employee an amount equal to the annual payment earned by Employee under any Incentive Plans in the calendar year ending as of the December 31st immediately preceding the Date of Termination, pro rated to the Date of Termination;

                       (iii) In lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, Company shall pay as severance to Employee a lump sum amount equal to two and ninety-nine one-hundredths (2.99) times the highest of Employee's Base Salary:

                                   (A)      As of the Date of Termination;

                                   (B)      As of the date the Change in
        Control occurred; or

                                   (C)      During the twelve (12) months
        preceding the date of Notice of Termination.

In addition, Company shall pay Employee an amount equal to two and ninety-nine one-hundredths (2.99) times the amount earned by Employee under any Incentive Plans in the calendar year ending as of the December 31st immediately preceding the Date of Termination or the date the Change in Control occurs, whichever is greater;

                       (iv) For a period of two (2) years from the Date of Termination, Company shall maintain in full force and effect, for Employee and his dependents continued benefit, all life insurance, medical, health, dental and accident, and disability plans, programs or arrangements in which Employee was entitled to participate immediately prior to the Date of Termination. To the extent that Company finds it undesirable or impossible to cover Employee under any of such plans, programs or arrangements, Company (at its own expense) shall provide Employee for such two (2) year period with substantially the same or a comparable level of coverage under individual policies or otherwise at no additional after tax cost to Employee.

                       (v) Except as otherwise provided herein, any Severance Benefits payable under this paragraph 7 shall be paid in full in a lump sum not more than sixty (60) days following the Date of Termination.

      (c) No Mitigation. Employee shall not be required to mitigate the amount of any payment contemplated by paragraph 7 above (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.


      8. Payment at Termination. In the event of the termination of Employee's employment other than at the end of a fiscal year of Company, any pro rata incentive compensation required to be paid, need not be paid by Company until thirty (30) days after the computation by Company of the amount due.





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      9.     Other Payments.  The provisions of this Agreement, and any payments provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Employee's existing rights, or rights which would accrue solely as a result of the passage of time, under any Incentive Plan, Benefit Plan, employment agreement or other contract, plan or arrangement. Notwithstanding the foregoing, any severance benefits paid under any Benefit Plan or pursuant to any other agreement between Employee and Company shall be deducted from any payments payable under paragraph 7 above.


      10. Tax Consequences of Certain Payments. Notwithstanding anything contained elsewhere in this Agreement:

             (a) In the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment, whether such payment is pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Company, any person whose actions result in a Change in Control or any person affiliated with Company (collectively, with the Severance Benefits payable pursuant to paragraph 7 above, the "Total Payments") would not be deductible (in whole or in part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Severance Benefits shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or the Severance Benefits are reduced to zero (the "Reduced Amount").

             (b) If the firm of independent public accountants most recently acting as Company's auditors prior to the Change in Control (the "Auditors") determine that any Severance Benefit would be nondeductible by Company because of Section 280G of the Code, then Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount (the "280G Notice"), and Employee may then elect, in his sole discretion, which and how much of the Severance Benefits shall be eliminated or reduced (as long as after such election the aggregate present value of the Severance Benefits equals the Reduced Amount) and shall advise Company in writing of his election within ten (10) days of his receipt of the 280G Notice. If no such election is made by Employee within such ten (10) day period, then Company may elect which and how much of the Severance Benefits shall be eliminated or reduced (as long as after such election the aggregate present value of the Severance Benefits equals the Reduced Amount) and shall notify Employee promptly of such election. All determinations made by the Auditors under this paragraph 10(b) shall be binding upon Company and Employee and shall be made within sixty (60) days of the Date of Termination. As promptly as practicable following such determination and the elections hereunder, Company shall pay to or distribute to or for the benefit of Employee such amounts as are then due to him under this Agreement and shall promptly pay to or distribute for the benefit of Employee in the future such amounts as become due to him under this Agreement.


      11. Inventions. Employee will, during the period of his employment, disclose to Company promptly and fully all Inventions made or conceived by him (either solely or jointly with others) including but not limited to Inventions which relate to the business of Company or Company's actual or anticipated research or development, or result from any work performed by him for Company. All Inventions and all records related to Inventions, whether or not patentable, shall be and remain the sole and exclusive property of Company. "Inventions" means all inventions, discoveries, processes, improvements, developments and ideas, and all know-how related hereto. Employee hereby assigns and agrees to assign to Company all his rights to Inventions and any patents, trademarks, or copyrights which may be issued in respect to Inventions. Employee acknowledges that all work shall be work made for hire. During and after his employment, Employee will assist Company, without charge to Company but at its request and expense, to obtain and retain rights in Inventions, and will execute all appropriate documents at the request of Company.

             Employee understands that this paragraph 11 shall not apply to any invention for which no equipment, supplies, facilities, trade secret, or other confidential information of Company was used and which





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was developed entirely on his own time, and does not relate to the business of
Company, its actual or anticipated research, and does not result from any work performed by him for Company.


      12. Non-Solicitation. Employee agrees that during the Term and for a period commencing on the termination of such Term and ending two (2) years after the termination of his employment with Company, he will not, directly or indirectly:

                       (i) Employ, hire, engage or be associated with any employee or other person then or during any part of the preceding twelve
(12) months connected with Company or any of its affiliates;

                       (ii) Induce any person connected with or employed by Company or any of its affiliates to leave the employ of such entities; or

                       (iii) Solicit the employment of any such person on his own behalf or on behalf of any other business enterprise. The provisions of this paragraph 12 shall survive the termination or expiration of this Agreement.


      13. Confidential Information. Employee recognizes and acknowledges that various kinds of confidential and proprietary information and trade secrets, including but not limited to product specifications and lists of Company's customers and vendors, as they may exist from time to time, are valuable, special and unique assets of Company's business. Employee will not, during or after the term of his employment, except in accordance with his employment by Company, disclose or cause or permit to be disclosed any confidential or proprietary information or trade secrets of Company to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of Company or as otherwise be required by law or legal process. Anything in this Agreement to the contrary notwithstanding, the provisions of this paragraph 14 shall survive the termination of this Agreement in accordance with paragraph 15 below and shall remain in effect according to their respective terms.


      14. Remedies. In the event that Employee shall violate any provision of paragraphs 12 and 13 above, then Employee hereby agrees that Company shall be entitled to a temporary or permanent injunction against him by any court of competent jurisdiction prohibiting him from violating such provision. In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, Employee agrees that his ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against Employee. Employee further agrees that Company will not have an adequate remedy at law in the event of any breach by Employee hereunder and that Company will suffer irreparable damage and injury if Employee breaches any of the provisions of paragraphs 12 through 14 above. The provisions of this paragraph 15 shall survive the termination or expiration of this Agreement.


      15. Successors to Company. Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Company's business and/or assets, by an agreement in substance and form satisfactory to Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as Company would be required to perform it in the absence of a succession. Regardless of such assumption, Company shall remain liable for performance of this Agreement if the successor corporation fails to perform this Agreement.





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      16.    Successors and Assigns.  This Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If Employee should die while any amount would still be payable to Employee hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.


      17. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when received at the address specified herein. In the case of Employee, notices shall be delivered to him at the home address which he has most recently communicated to Company in writing. In the case of Company, notices shall be delivered to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.


      18. Legal Expenses. All costs, including any legal fees and other expenses incurred (including all such fees and expenses incurred by Employee in contesting or disputing any termination under this Agreement or in seeking to obtain or enforce any of Employee's rights or benefits under this Agreement), shall be paid by Company. All costs, including legal fees and other expenses incurred in defending or asserting the validity and enforceability of this Agreement against challenge by any person in any forum shall be paid by Company.


      19. Modification and Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.


      20. Complete Agreement. This Agreement supersedes all previous agreements between Company and Employee. No agreements, representations or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.


      21. No Assignment. No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.


      22. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of California applicable to Agreements made and to be performed entirely within such State, as to all matters governed by state law or, if controlling, by applicable federal law.


      23. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.





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      24.    Arbitration.  Except as otherwise provided above, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orange County, California by a panel of three (3) arbitrators. Selection of the arbitrator or arbitrators and conduct of the arbitration shall be in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded. The entire cost of said arbitration, including legal fees and other expenses of Employee shall be paid by Company. Any legal fees and other expenses arising from a good faith appeal by either party of the results of such arbitration shall be borne by the respective parties.


      25. Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes, unless specifically set forth herein to the contrary.


      26. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.


      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Company by its duly authorized officer, as of the day and year first above written.


WATSON PHARMACEUTICALS, INC.


By:     /s/ Allen Chao                              /s/ Allen Chao
      --------------------------                    -----------------------
            Allen Chao, Ph.D.                           Allen Chao, Ph.D.

Title: President and Chief Executive Officer





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